AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 1999.
                                             REGISTRATION FILE NO. 333-_________

------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                      SPAN-AMERICA MEDICAL SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

       South Carolina                                    57-0525804
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

                               70 COMMERCE CENTER
                        GREENVILLE, SOUTH CAROLINA 29615
                                 (864) 288-8877
          (Address, Including Zip Code, of Principal Executive Offices)


            SPAN-AMERICA MEDICAL SYSTEMS, INC. 1997 STOCK OPTION PLAN
                            (Full Title of the Plan)

            JAMES D. FERGUSON, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       SPAN-AMERICA MEDICAL SYSTEMS, INC.
                               70 COMMERCE CENTER
                        GREENVILLE, SOUTH CAROLINA 29615
                                 (864) 288-8877
                 (Name, address, and telephone number, including
                        area code, of agent for service)


                                   Copies to:
                              ERIC K. GRABEN, ESQ.
                     WYCHE, BURGESS, FREEMAN & PARHAM, P.A.
                               POST OFFICE BOX 728
                      GREENVILLE, SOUTH CAROLINA 29602-0728
                                 (864) 242-8200


                         CALCULATION OF REGISTRATION FEE


===================================================================================================
                                        Proposed Maximum   Proposed Maximum
Title of Securities     Amount to       Offering Price     Aggregate            Amount of
to be Registered        be Registered   Per Share(1)       Offering Price (1)   Registration Fee(1)
---------------------------------------------------------------------------------------------------
Common Stock            200,000 shares   $5.25              $1,050,000         $291.90
===================================================================================================

(1) Pursuant to Rule 457(c) and (h), the average of the high and low prices reported on the Nasdaq National Market System on January 12, 1999 (as published in the Wall Street Journal) is used for purposes of calculating the registration fee.

         THE EXHIBIT INDEX IS ON PAGE 9 OF THIS REGISTRATION STATEMENT.

                                     PART I:
                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

ITEM 1.     PLAN INFORMATION.

      Not included in this registration statement (the "Registration Statement") but provided or to be provided to Span-America Medical Systems, Inc.'s ("Span-America") 1997 Stock Option Plan (the "Plan") participants pursuant to Rule 428(b) of the Securities Act of 1993, as amended (the "Securities Act").

ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

      Not included in this Registration Statement but provided or to be provided to Plan participants pursuant to Rule 428(b) of the Securities Act.


                                    PART II:
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents or portions thereof are hereby incorporated by reference:

      Span-America's Annual Report on Form 10-K for the fiscal year ended October 3, 1998 (Commission File No. 000-11392).

      All other reports filed by Span-America pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of Span-America's fiscal year ended October 3, 1998 (Commission File No. 000-11392).

      The description of Span-America's common stock contained in the registrant's Form 8-A filed with the Securities and Exchange Commission on or about October 20, 1986 (Commission File No. 000- 11392).

      All documents subsequently filed by Span-America pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

ITEM 4.     DESCRIPTION OF SECURITIES.

      Not applicable.
                                        2

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

      The law firm of Wyche, Burgess, Freeman & Parham, P.A., located in Greenville, South Carolina, is counsel to the registrant in connection with this Registration Statement and has passed on certain aspects of the legality of the common stock covered hereby. As of January 7, 1999, attorneys of Wyche, Burgess, Freeman & Parham, P.A., beneficially owned in the aggregate 19,000 of the outstanding shares of common stock of the registrant.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article V of the Company's By-Laws provides as follows:

      Section 5.1 Indemnification of Directors. The corporation shall indemnify any individual made party to a proceeding because he is or was a director of the corporation against liability incurred in the proceeding to the fullest extent permitted by law.

      Section 5.2 Advance Expenses for Directors. The corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law.

      Section 5.3 Other Employees and Agents. In addition to any indemnification required by law, the corporation may, to the extent authorized from time to time by the board of directors, grant rights of indemnification, and rights to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of this By-Law with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

      Section 5.4 Nature of Right to Indemnification. The right to indemnification conferred in this ByLaw shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the corporation within 30 days after the receipt by the corporation of a statement or statements from the claimant requesting such advances from time to time; provided, however, that the payment of such expenses, incurred by a person to whom indemnification is or may be available under this By-Law, in advance of the final disposition of a proceeding shall be made only pursuant to Section 33-8-530 of the South Carolina Business Corporation Act of 1988, as amended (the "Act"), or such successor provision as may be in effect from time to time.

      Section 5.5 Request for Indemnification; Determination of Entitlement Thereto; When Paid. To obtain indemnification under this By-Law, a claimant shall submit to the corporation written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 5.5, a determination with respect to the claimant's entitlement thereto shall be made in accordance with Section 33-8-550 of the Act, or such successor provision as may be in effect from time to time. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

      Section 5.6 Right of Action; No Presumption. If a claim under Sections 5.1, 5.2 or 5.3 of this By-Law is not paid in full by the corporation within thirty days after a written claim pursuant to Section 5.5 of this By-Law has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the requirements of Section 33-8-530 of the Act, or any successor provision thereto that may be in effect from time to time, have been complied with) that the claimant has not met the standard of conduct which makes it permissible under the Act for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, special counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she had met the applicable standard of conduct set forth in the Act, nor an actual determination by the corporation (including its board of directors, special counsel or shareholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct.

      Section 5.7 Binding Effect on the Corporation. If a determination shall have been made pursuant to Section 5.5 of this By-Law that the claimant is entitled to indemnification, the corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 5.6 of this By-Law.

      Section 5.8 No Challenge to Validity. The corporation shall be precluded from asserting any judicial proceeding commenced pursuant to Section 5.6 of this By-Law that the procedures and presumptions of this By-Law are not valid, binding and enforceable and shall stipulate in such proceeding that the corporation is bound by all the provisions of this By-Law.

      Section 5.9 Nonexclusivity. The right to indemnification and payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this By-Law shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the articles of incorporation, By-Laws, agreement, vote of shareholders or directors or otherwise. No repeal or modification of this By-Law shall in any way diminish or adversely affect the right of any director, officer, employee or agent of the corporation hereunder in respect of any occurance or matter arising prior to any such repeal or modification.

      Section 5.10 Severability If any provision or provisions of this By-Law shall be held to be invalid, illegal or unenforceable for any reason whatsoever:
(1) the validity, legality and enforceability of the remaining provisions of this By-Law (including, without limitation, each portion of any Section of this ByLaw containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this By-Law (including, without limitation, each such portion of any Section of this By-Law containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

      Section 5.11 Notices. Any notice, request or other communication required or permitted to be given to the corporation under this By-Law shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the corporation and shall be effective only upon receipt by the Secretary.

      Sections 33-8-500 et seq. of the South Carolina Business Corporation Act of 1988, as amended, providing for indemnification of directors are contained in
Exhibit 99.2 of this Registration Statement and are incorporated herein by reference.

      The Articles of Amendment to the Articles of Incorporation of the registrant filed with the South Carolina Secretary of State's office on February 6, 1989 provide as follows:


      A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law; (iii) imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder); or (iv) for any transaction from which the director derived an improper personal benefit.

      The Plan provides for indemnification of the members of the Board of Directors or the Committee, defined in the Plan as a committee of Span-America's board of directors which administers the Plan, as follows:

            In addition to such other rights of indemnification as they may have as members of the Board, the members of the Board or Committee shall, to the fullest extent permitted by law, be indemnified by the Company against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided the settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member or Committee member is liable for gross negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding the Board member or Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

      Not Applicable.

ITEM 8.     EXHIBITS.

Exhibit
-------
                                        5

4.1   Specimen of certificate of common stock: Incorporated by reference to
      Exhibit 1 to the Registration Statement on Form S-8 of the Registrant, File No. 33-32896.

4.2 Restated Articles of Incorporation: Incorporated by reference to Exhibit 3(a) to the Registration Statement on Form S-18 of the Registrant, File No 0-11392.

4.3   Amendment to Articles of Incorporation: Incorporated by reference to
      Exhibit 3.1.1 to the Form 10-K of the Registrant filed with the Commission for the fiscal year ended September 28, 1991, File No. 0-11392.

4.4   Amendment to Articles of Incorporation: Incorporated by reference to
      Exhibit 4.4 to the Form 10-Q of the Registrant filed with the Commission for the fiscal quarter ended March 28, 1992, File No.
      0-11392.

4.5   Amended and Restated Bylaws of the Company: Incorporated by reference to
      Exhibit 3 to the Form 10-Q of the Registrant filed with the Commission for the period ended March 29, 1997, File No. 0-11392.

4.6 Shareholder Rights Agreement dated September 20, 1993 between the Company and Wachovia Bank of North Carolina N.A., as rights agent: Incorporated by reference to Exhibit 2 to the current report on Form 8-K filed by the Company with the Commission on September 20, 1993.

5.1 Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of Span-America Medical Systems, Inc.

23.1  Consent of Wyche, Burgess, Freeman & Parham, P.A.-- contained in Exhibit
      5.1.

23.2  Consent of Ernst & Young LLP.

24.1  Power of Attorney -- contained on the signature page of this filing.

99.1 Span-America Medical Systems, Inc. 1997 Stock Option Plan: Incorporated by reference to Exhibit 10.14 to the Form 10-K of the Registrant filed with the Commission for the fiscal year ended September 27, 1997, File No. 0-11392.

99.2 Sections 33-8-500 of the South Carolina Business Corporations Act of 1988, as amended (which govern indemnification of directors).

ITEM 9.     UNDERTAKINGS.

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, as of January 7, 1999.

                                    SPAN-AMERICA MEDICAL SYSTEMS, INC.

                                     By:  /s/ James D. Ferguson
                                         --------------------------------------
                                          James D. Ferguson
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Ferguson and Richard C. Coggins, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and the Nasdaq National Market, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:

Signature                              Title                           Date
---------                              -----                           ----
/s/  James D. Ferguson           President, Chief Executive Officer     January 7, 1999
---------------------------      and Director
James D. Ferguson

/s/ Richard C. Coggins           Chief Financial Officer and Director   January 7, 1999
---------------------------
Richard C. Coggins

/s/ Gwendolyn L. Randolph        Controller                             January 7, 1999
---------------------------
Gwendolyn L. Randolph

/s/ Roy W. Black                 Director                               January 7, 1999
----------------------------
Roy W. Black

/s/ Thomas F. Grady, Jr.         Director                               January 7, 1999
----------------------------
Thomas F. Grady, Jr.

/s/ Thomas D. Henrion            Director                               January 7, 1999
----------------------------
Thomas D. Henrion

/s/ Douglas E. Kennemore, M.D.   Director                               January 7, 1999
------------------------------
Douglas E. Kennemore, M.D.

/s/ Brien Laing                  Director                               January 7, 1999
------------------------------
Brien Laing

/s/ J. Ernest Lathem, M.D.       Director                               January 7, 1999
------------------------------
J. Ernest Lathem, M.D.


/s/ James M. Shoemaker, Jr.      Director                               January 12, 1999
------------------------------
James M. Shoemaker, Jr.


                      INDEX TO EXHIBITS CONTAINED HEREIN

EXHIBIT        PAGE
-------        ----

4.1 Specimen of certificate of common stock: Incorporated by reference to Exhibit 1 to the Registration Statement on Form S-8 of the Registrant, File No. 33-32896.

4.2         Restated Articles of Incorporation: Incorporated by reference to
            Exhibit 3(a) to the Registration Statement on Form S-18 of the Registrant, File No 0-11392.

4.3         Amendment to Articles of Incorporation: Incorporated by reference to
            Exhibit 3.1.1 to the Form 10-K of the Registrant filed with the Commission for the fiscal year ended September 28, 1991, File No. 0-11392.

4.4         Amendment to Articles of Incorporation: Incorporated by reference to
            Exhibit 4.4 to the Form 10-Q of the Registrant filed with the Commission for the fiscal quarter ended March 28, 1992, File No. 0-11392.

4.5 Amended and Restated Bylaws of the Company: Incorporated by reference to Exhibit 3 to the Form 10-Q of the Registrant filed with the Commission for the period ended March 29, 1997, File No. 0-11392.

4.6 Shareholder Rights Agreement dated September 20, 1993 between the Company and Wachovia Bank of North Carolina N.A., as rights agent:
            Incorporated by reference to Exhibit 2 to the current report on Form 8-K filed by the Company with the Commission on September 20, 1993.

5.1  p.11   Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of Span-America Medical Systems, Inc.

23.1        Consent of Wyche, Burgess, Freeman & Parham, P.A.-- contained in
            Exhibit 5.1.

23.2 p.13 Consent of Ernst & Young LLP.

24.1        Power of Attorney -- contained on the signature page of this filing.

99.1        Span-America Medical Systems, Inc. 1997 Stock Option Plan:
            Incorporated by reference to Exhibit 10.14 to the Form 10-K of the Registrant filed with the Commission for the fiscal year ended September 27, 1997, File No. 0-11392.

99.2 p.14   Sections 33-8-500 of the South Carolina Business Corporations
            Act of 1988, as amended (which govern indemnification of directors).